Exhibit (e)(1) Distribution Agreement between Aegis Value Fund, Inc. and Rafferty Capital Markets, LLC

                          RAFFERTY CAPITAL MARKETS, LLC

                             AEGIS VALUE FUND, INC.

                             DISTRIBUTION AGREEMENT

      THIS AGREEMENT is made as of October 31, 2007, by and among Aegis Value Fund, Inc. (the "Fund"), a Maryland corporation, Rafferty Capital Markets, LLC ("RCM"), a limited liability company organized and existing under the laws of the State of New York, and Aegis Financial Corporation (the "Adviser"), a Delaware corporation, which is a party hereto with respect to Section 9 only.

      WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and has registered one or more distinct classes of common shares ("Shares") for sale to the public under the Securities Act of 1933, as amended ("1933 Act"), and has qualified its shares for sale to the public under various state securities laws; and

      WHEREAS, RCM is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the National Association of Securities Dealers, Inc. ("NASD");

      WHEREAS, the Adviser serves as the investment adviser to the Fund pursuant to an investment advisory agreement with the Fund;

      WHEREAS, the Fund desires to retain RCM as principal underwriter in connection with the offer and sale of the Shares of each series listed on Schedule A (as amended from time to time) to this Agreement; and

      WHEREAS, this Agreement has been approved by a vote of the Fund's board of directors ("Board"), including a majority of those directors who are not parties to the Agreement or interested persons of any such party, in conformity with
Section 15(c) of the 1940 Act; and

      WHEREAS, RCM is willing to act as principal underwriter for the Fund on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. Appointment.

            The Fund hereby appoints RCM as its agent to be the principal underwriter so as to hold itself out as available to receive and accept orders for the purchase and redemption of the Shares on behalf of the Fund, subject to the terms and for the period set forth in this Agreement. RCM hereby accepts such appointment and agrees to act hereunder.

      2. Services and Duties of RCM.

            (a) RCM agrees to sell Shares on a best efforts basis from time to time during the term of this Agreement as agent for the Fund and upon the terms described in the Registration Statement. As used in this Agreement, the term "Registration Statement" shall mean the currently effective registration statement of the Fund, and any supplements thereto, under the 1933 Act and the 1940 Act. RCM shall not be obligated to sell any certain number of shares. RCM shall in all cases receive the net asset value per share on all sales.

      (b) RCM will hold itself available to receive purchase and redemption orders satisfactory to RCM for Shares and will accept such orders on behalf of the Fund. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement.

            (c) RCM, with the operational assistance of the Fund's transfer agent, shall make Shares available through the National Securities Clearing Corporation's Fund/SERV System.

            (d) RCM shall provide to investors and potential investors only such information regarding the Fund as the Fund shall provide or approve. RCM shall review and file all proposed advertisements and sales literature with appropriate regulators and consult with the Fund regarding any comments provided by regulators with respect to such materials.

            (e) RCM at its sole discretion may repurchase Shares offered for sale by the shareholders. Repurchase of Shares by RCM shall be at the price determined in accordance with, and in the manner set forth in, the most-current Prospectus. At the end of each business day, RCM shall notify, by any appropriate means, the Fund and its transfer agent of the orders for repurchase of Shares received by RCM since the last report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchase. The Fund reserves the right to suspend such repurchase right upon written notice to RCM. RCM further agrees to act as agent for the Fund to receive and transmit promptly to the Fund's transfer agent shareholder requests for redemption of Shares.

            (f) RCM shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

      3. Duties of the Fund.

            (a) The Fund shall keep RCM fully informed of the Fund's affairs and shall provide to RCM from time to time copies of all information, financial statements, and other papers that RCM may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountant and such reasonable number of copies of the most current Prospectus, Statement of Additional Information ("SAI"), and annual and interim reports as RCM may request, and the Fund shall fully cooperate in the efforts of RCM to sell and arrange for the sale of Shares.

            (b) The Fund shall maintain a currently effective Registration Statement on Form N-1A with the Securities and Exchange Commission (the "SEC"), maintain qualification with applicable states and file such reports and other documents as may be required under applicable federal and state laws. The Fund shall notify RCM in writing of the states in which the Shares may be sold and shall notify RCM in writing of any changes to such information. The Fund shall bear all expenses related to preparing and typesetting such Prospectuses, SAIs and other materials required by law and such other expenses, including printing and mailing expenses, related to the Fund's communication with persons who are shareholders.

            (c) The Fund shall not use any advertisements or other sales materials that have not been (i) submitted to RCM for its review and approval, and (ii) filed with the appropriate regulators.

            (d) The Fund shall make available to RCM, upon its reasonable request, a statement of each computation of net asset value and the details of entering into such computation.

      4. Representations, Warranties and Covenants of the Parties.

            (a) The Fund represents and warrants to RCM and agrees that:

                  (i) the Fund is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

                  (ii) this Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

                  (iii) the Fund is registered as an investment company under the 1940 Act; and

                  (iv) the Fund's Registration Statement and any advertisements and sales literature (excluding statements relating to RCM and the services it provides that are based upon written information furnished by RCM expressly for inclusion therein) of the Fund shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to RCM, pursuant to Section 3(a) hereof, shall be true and correct in all material respects.

            (b) RCM represents and warrants to the Fund and agrees that:

                  (i) RCM is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

                  (ii) This Agreement has been duly authorized, executed and delivered by RCM in accordance with all requisite action and constitutes a valid and legally binding obligation of RCM, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

                  (iii) RCM is registered as a broker-dealer under the 1934 Act and is a member in good standing of the NASD;

                  (iv) RCM (A) has adopted an anti-money laundering compliance program ("AML Program") that satisfies the requirements of all applicable laws and regulations, (B) undertakes to carry out its AML Program to the best of its ability,
                        (C) will promptly notify the Fund and the Adviser if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency, and
                        (D) will promptly remedy any material deficiency of which it learns;

                  (v) RCM (A) has compliance policies and procedures reasonably designed to ensure compliance with the "federal securities laws" as that term is defined in Rule 38a-1 under the 1940 Act, (B) will upon request provide reports and certifications in a mutually agreed upon form to the Fund's Chief Compliance Officer regarding the foregoing, and (C) will maintain appropriate records in accordance with Rule 38a-1;

                  (vi) To the extent RCM has access to the Fund's portfolio holdings prior to the public dissemination of such holdings, RCM will comply with the Fund's portfolio holdings disclosure policy;

                  (vii) RCM will maintain a disaster recovery and business
                        continuity plan and adequate and reliable computer and other telecommunications equipment as are required by regulations applicable to broker-dealers registered with the SEC and to members of the NASD and as are necessary and appropriate for RCM to carry out its obligations under this Agreement and, upon the Fund's reasonable request, will provide supplemental information concerning the aspects of RCM's disaster recovery and business continuity plan that are relevant to the services provided by RCM hereunder; and

                 (viii) In connection with all matters relating to this
                        Agreement, RCM will comply with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of the NASD and all other applicable federal or state laws and regulations.

      5. Other Broker-Dealers.

            RCM in its discretion may enter into agreements with such qualified broker-dealers or other parties as it may select in order that such parties may sell Shares. Upon the Fund's request, RCM shall enter into agreements with such qualified broker-dealers or other parties identified by the Fund to RCM in order that such parties may also sell Shares. The form of any such agreement shall be mutually agreed upon and approved by the Fund and RCM.

      6. Withdrawal of Offering.

            The Fund reserves the right at any time to withdraw all offerings of any or all Shares by written notice to RCM at its principal office. No Shares shall be offered by either RCM or the Fund under any provisions of this Agreement and no orders for the purchase or Sale of Shares hereunder shall be accepted by the Fund if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current prospectus as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC.

      7. Services Not Exclusive.

            The services furnished by RCM hereunder are not to be deemed exclusive and RCM shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

      8. Expenses of the Fund.

            The Fund shall bear all costs and expenses of registering the Shares with the SEC and state and other regulatory bodies, and shall assume expenses related to communications with shareholders of the Fund including, but not limited to, (i) fees and disbursements of its counsel and independent public accountant; (ii) the preparation, filing, and printing of Registration Statements and/or Prospectuses or SAIs; (iii) the preparation and mailing of annual and interim reports, Prospectuses, SAIs, and proxy materials to shareholders; (iv) such other expenses related to the communications with persons who are shareholders of the Fund; and (v) the qualifications of Shares for sale under the securities laws of such jurisdictions as shall be selected by the Fund pursuant to Paragraph 3(b) hereof, and the costs and expenses payable to each such jurisdiction for continuing qualification therein. In addition, the Fund shall bear all costs of preparing, printing, mailing and filing any advertisements and sales literature. RCM does not assume responsibility for any expenses not assumed hereunder.

      9. Compensation.

            As compensation for the services performed by RCM under this Agreement, the Adviser shall pay RCM, as promptly as possible after receipt of a quarterly invoice, a fee for services as set forth in Schedule B to this Agreement.

      10. Share Certificates.

            The Fund shall not issue certificates representing Shares unless requested to do so by a shareholder. If such request is transmitted through RCM, the Fund will cause certificates evidencing the Shares owned to be issued in such names and denominations as RCM shall from time to time direct.

      11. Status of RCM.

            RCM is an independent contractor and shall be agent of the Fund only with respect to the sale and redemption of Shares.

      12. Indemnification.

            (a) The Fund agrees to indemnify, defend, and hold RCM, its officers and directors, and any person who controls RCM within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands, or liabilities and any counsel fees incurred in connection therewith) that RCM, its officers, directors, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any (i) alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, SAI or sales literature,(ii) alleged omission to state a material fact required to be stated in the either thereof or necessary to make the statements therein not misleading, or (iii) failure by the Fund to comply with the terms of the Agreement; provided, that in no event shall anything contained herein be so construed as to protect RCM against any liability to the Fund or its shareholders to which RCM would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.

            (b) The Fund shall not be liable to RCM under this Agreement with respect to any claim made against RCM on any person indemnified unless RCM or other such person shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon RCM or such other person (or after RCM or the person shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability that it may have to RCM or any other person against whom such action is brought otherwise than on account of this Agreement.

            (c) The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this Agreement. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel by them. If the Fund does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants. The Fund agrees to promptly notify RCM of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of its Shares.

            (d) RCM agrees to indemnify, defend, and hold the Fund, its officers and directors, and any person who controls the Fund within the meaning of
Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigating or defending against such claims, demands, or liabilities and any counsel fees incurred in connection therewith) that the Fund, its directors or officers, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, resulting from RCM's willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by RCM to the Fund for use in the Registration Statement, Prospectus or SAI arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in either thereof or necessary to make such information not misleading.

            (e) RCM shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if RCM elects to assume the defense, the defense shall be conducted by counsel chosen by RCM and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that RCM elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If RCM does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

      13. Proprietary and Confidential Information.

            RCM agrees on behalf of itself and its managers, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, withheld and may not be withheld where RCM may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of RCM or any of its employees, agents or representatives, and information that was already in the possession of RCM prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

            Further, RCM will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, RCM shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders.

      14. Records.

            RCM shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. RCM agrees that all such records prepared or maintained by it relating to the services to be performed by it hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request.

      15. Duration and Termination.

            (a) This Agreement shall become effective on the date first written above or such later date as indicated in Schedule A and, unless sooner terminated by as provided herein, will continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods; provided, that such continuance is specifically approved at least annually by the Board or by a vote of a "majority of the outstanding voting securities" of the Fund, and; provided, further, that in either event, the continuance is also approved by a majority of the Fund's directors who are not parties to the Agreement or "interested persons" of any such party ("Qualified Directors"), by a vote cast in person at a meeting called for the purpose of voting on such approval.

            (b) Notwithstanding the foregoing, this Agreement may be terminated in its entirety at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Qualified Directors, or by vote of a "majority of the outstanding voting securities" of the Fund on sixty days' written notice to RCM or by RCM at any time, without the payment of any penalty, on sixty days' written notice to the Fund.

            (c) This Agreement will automatically terminate in the event of its "assignment" or upon the termination (i) of RCM's registration as a broker-dealer under the 1934 Act or (ii) of RCM's membership in the NASD.

            (d) Sections 12 and 13 shall survive termination of this Agreement.

            (e) In the event that, in connection with termination, a successor to any of RCM's duties or obligations hereunder is designated by the Fund by written notice to RCM, RCM will promptly, upon termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by RCM under this Agreement in a form reasonably acceptable to the Fund, and will cooperate in the transfer of such duties and obligations. If no such successor is designated, then such books, records and other data shall be returned to the Fund.

      16. Amendment of this Agreement.

            No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. This Agreement may be amended with the approval of the Board or of a majority of the outstanding voting securities of the Fund; provided, that in either case, such amendment also shall be approved by a majority of the Qualified Directors.

      17. Limitation of Liability.

            The Board and shareholders of the Fund shall not be personally liable for obligations of the Fund in connection with this Agreement.

      18. Notice.

            Any notice required or permitted to be given by either party to the other shall be deemed sufficient upon receipt in writing at the other party's principal offices.

      19. Governing Law.

            This Agreement shall be construed in accordance with the laws of the State of New York and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

      20. Miscellaneous.

            (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

            (b) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

            (c) As used in this Agreement, the terms "majority of the outstanding voting securities", "interested person", and "assignment" shall have the same meaning as such terms have in the 1940 Act.

            (d) This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

            (e) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]


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

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

ATTEST:                                     AEGIS VALUE FUND, INC.

/s/ Scott L. Barbee                         By: /s/ William S. Berno
--------------------------------                --------------------------------
Name: Scott L. Barbee                           Name: William S. Berno
Title: Secretary                                Title: President


ATTEST:                                     RAFFERTY CAPITAL MARKETS, LLC

/s/ Barbara Markus                          By: /s/ Thomas A. Mulrooney
--------------------------------                --------------------------------
Name: Barbara Markus                            Name: Thomas A. Mulrooney
Title: Compliance Officer                       Title: President


ATTEST:                                     AEGIS FINANCIAL CORPORATION
                                            (with respect to Section 9 only)

/s/ Scott L. Barbee                         By: /s/ William S. Berno
--------------------------------                --------------------------------
Name: Scott L. Barbee                           Name: William S. Berno
Title: Managing Director                        Title: Managing Director

                                   SCHEDULE A
                                   ----------

      Pursuant to Section 1 of the Distribution Agreement among Aegis Value Fund, Inc. ("Fund"), Rafferty Capital Markets, LLC ("RCM") and Aegis Financial Corporation, the Fund hereby appoints RCM as its agent to be the principal underwriter of the Fund with respect to its following class of shares:

      Aegis Value Fund, Inc.

Dated: October 31, 2007
       ----------------

                                   SCHEDULE B
                                   ----------

      The service fee schedule for distribution services provided by Rafferty Capital Markets, LLC ("RCM") to each registered investment company (or separate series of such company) advised by Aegis Financial Corporation is:

      o $15,000 per annum for the first registered investment company (or separate series of such company) advised by Aegis Financial Corporation; $3,000 per annum for each additional registered investment company (or separate series).

      o $150 per advertising piece for review and NASD filing plus pass along of NASD filing fees.

      o $1,000 per NASD registered representatives employed by the Fund wherein RCM is asked to carry the NASD license.

      o If applicable, RCM will pass-along any NSCC fees for Fund/SERV processing required by the Fund.

All fees are billed and payable on a quarterly basis.